Exhibit 23.3

希仕廷律師行
HASTINGS & CO.

11th Floor, Gloucester Tower, The Landmark, 15 Queen's Road Central, Hong Kong
香港中環皇后大道中 15 號置地廣場告羅士打大廈十一樓

Telephone 電話	:	+ 852 2523 9161
Fax No. 傳真	:	+ 852 2845 9266
Website 網址	:	www.hastings-hk.com
E-mail 郵址	:	hastings@hastings-hk.com
DX Number 會員編號	:	DX - 009081 Central 1 Legal

Our ref: KL/M-7/2025(33415.115901)KL/ARI

Date: 9 May 2025 **PRIVATE AND CONFIDENTIAL**

Magic Empire Global Limited
3/F, 8 Wyndham Street
Central, Hong Kong
<u>Attn.: Board of Directors</u>

Dear Sirs,

Re: Magic Empire Global Limited (the "Company") Secondary Placement on NASDAQ —Consent of Law Firm

We have acted as the Hong Kong legal advisers to the Company in relation to the Registration Statement on Form F-1 (as it may be amended from time to time, the "**Registration Statement**") filed with the Securities and Exchange Commission ("**Commission**") pursuant to the Securities Act of 1933 ("**Securities Act**") on or about 9 May 2025 in connection with the offer and sale of up to an aggregate of 15,000,000 class A ordinary shares of the Company to be issued by the Company.

We hereby consent to the use of our name under the caption "Enforcement of Civil Liabilities", "Regulatory Approval of the PRC" and "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Hastings & Co.

Hastings & Co.